Exhibit 99.1

Corporate Office
7700 France Avenue South, Suite 275
Edina, MN 55435
Phone: 952.893.3200
Fax: 952.893.0704
www.uhs.com

CONTACT:	Rex Clevenger;
Executive Vice President and Chief Financial Officer
Universal Hospital Services, Inc.
(952) 893-3254

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUNCES 2009 FOURTH QUARTER AND FULL YEAR RESULTS

Edina, Minn.—(BUSINESS WIRE)— March 10, 2010 — Universal Hospital Services, Inc. (“UHS”), a leading medical equipment outsourced solutions company, today announced financial results for the quarter and twelve months ended December 31, 2009.

Total revenues were $78.2 million for the fourth quarter of 2009, representing a $7.2 million, or 10% increase from total revenues of $71.0 million for the same period of 2008.  For the year ended December 31, 2009, revenues increased by 3% to $297.2 million from $289.1 million for the same period of 2008.

Net loss for the quarter was $4.1 million, compared to a net loss of $7.1 million for the same period of 2008.  For the year ended December 31, 2009, UHS reported a net loss of $18.6 million versus a net loss of $23.5 million for the same period of 2008.

Fourth quarter Adjusted EBITDA was $27.7 million, representing a $1.9 million, or 7% increase from $25.8 million for the same period of 2008.  Adjusted EBITDA for the year ended December 31, 2009 increased $4.1 million, or 4% to $108.1 million from $104.0 million for the same period of 2008.

UHS will hold its quarterly conference call to discuss 2009 fourth quarter and full year results on Thursday, March 11, 2010, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time).

To participate, call (877) 586-2667 and advise the operator you would like to participate in the UHS Fourth Quarter Call with Gary Blackford.  A taped replay of this call will be available from 2:00 p.m. Eastern Time on March 11 through 1:00 p.m. Eastern Time on March 18 by calling (800) 642-1687; enter reservation #59205485.

UHS will also use a slide presentation to facilitate the conference call discussion.  A copy of the presentation may be obtained via the company’s website at www.uhs.com in the “Financials” section.

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading medical equipment outsourced solutions company. UHS offers comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies.  UHS currently operates through more than 80 offices, serving customers in all 50 states and the District of Columbia.

Universal Hospital Services, Inc.

7700 France Avenue South, Suite 275

Edina, MN  55435

952-893-3200

www.uhs.com

Adjusted EBITDA Reconciliation.  Adjusted EBITDA is defined by UHS as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), before management and board fees, stock option expense, ASC 805* impact, loss on extinguishment of debt, transaction and related costs and other.  In addition to using Adjusted EBITDA internally as a measure of operational performance, we disclose Adjusted EBITDA externally to assist analysts, investors and lenders in their comparisons of operational performance, valuation and debt capacity across companies with differing capital, tax and legal structures.  Management also understands that some industry analysts and investors consider Adjusted EBITDA as a supplementary non-GAAP financial measure useful in analyzing a company’s ability to service debt.  Adjusted EBITDA, however, is not a measure of financial performance under Generally Accepted Accounting Principals (“GAAP”) and should not be considered as an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity.  Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying interpretations and calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.  Adjusted EBITDA does not represent an amount of funds that is available for management’s discretionary use.  A reconciliation of operating cash flows to EBITDA and Adjusted EBITDA is included below.

	4th Quarter		December YTD
$ in Millions	2008	2009	2008	2009
Net Cash provided by Operating Activities	$5.3	$3.3	$56.2	$56.0
Changes in Operating Assets and Liabilities	10.0	11.9	3.6	6.2
Other and Non-Cash Expenses	2.9	2.6	6.5	6.3
Income Tax Expense	(5.7)	(2.5)	(15.4)	(11.5)
Interest Expense	11.9	11.4	46.9	46.5
EBITDA	24.4	26.7	97.8	103.5
Management, Board, & Strategic Fees	0.3	0.3	1.3	1.3
Other	—	—	0.1	—
Stock Option Expense	0.7	0.3	2.5	1.3
ASC 805* Impact	0.4	0.4	2.3	2.0
Adjusted EBITDA	$25.8	$27.7	$104.0	$108.1

* Previously referred to as FAS 141

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc., believe statements in this presentation looking forward in time involve risks and uncertainties.  The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: our history of net losses and substantial interest expense; our substantial outstanding debt and debt service obligations; our need for substantial cash to operate and expand our business as planned; restrictions imposed by the terms of our debt; a decrease in the number of patients our customers are serving; the effect of prolonged negative changes in domestic and global economic conditions; our ability to effect change in the manner in which health care providers traditionally procure medical equipment; the absence of long-term commitments with customers; difficulties or delays in our continued expansion into certain of our businesses/geographic markets and developments of new businesses/geographic markets; the impact of health care reform initiatives; changes in third party payor reimbursement rates for health care items and services; our ability to maintain existing contracts with GPOs and IDNs and enter into new contracts with additional GPOs and IDNs; additional credit risks in increasing business with home care providers and nursing homes; the impact of significant regulation of the health care industry and the need to comply with those regulations; impacts of equipment product recalls or obsolescence; increases in vendor costs that cannot be passed through to our customers; and other Risk Factors as detailed in our annual report on Form 10-K for the year ended December 31, 2009, as well as our other filings with the Securities and Exchange Commission.